Contact:	Peter J. Cunningham First Vice President, Investor Relations 516-327-7877 ir@astoriafederal.com

FOR IMMEDIATE RELEASE

ASTORIA FINANCIAL CORPORATION HOLDS ANNUAL SHAREHOLDERS’ MEETING

Five Directors Re-Elected, Stock Option Plan Approved
and the Appointment of Independent Auditors Ratified

Lake Success, New York, May 21, 2003 — Astoria Financial Corporation (NYSE: AF) announced that at its annual meeting held today its shareholders voted overwhelmingly to re-elect Gerard C. Keegan, Andrew M. Burger, Denis J. Connors, Thomas J. Donahue and Donald D. Wenk for three year terms expiring at the 2006 annual meeting. It further announced that its shareholders approved the 2003 Stock Option Plan for Officers and Employees of Astoria Financial Corporation and ratified the appointment of KPMG LLP as its independent auditors for the 2003 fiscal year.

Astoria Financial Corporation, the holding company for Astoria Federal Savings and Loan Association, with assets of $22.5 billion, is the largest thrift institution headquartered in New York and fourth largest in the United States. Astoria Federal embraces its philosophy of Putting people first by providing its 700,000 customers and the local communities it serves with quality financial products and services through 86 convenient banking office locations and multiple delivery channels, including its enhanced website, www.astoriafederal.com. Astoria commands the third largest deposit market share in the attractive Long Island market, which includes Brooklyn, Queens, Nassau and Suffolk counties with a population exceeding that of 38 individual states. Astoria originates mortgage loans through its banking offices and loan production offices in New York, an extensive broker network in fifteen states, primarily the East Coast, and through correspondent relationships in forty-four states.

# # #